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EXHIBIT 4.1                 COMMON STOCK CERTIFICATE

         The Common Stock Certificate of Fremont Gold Corporation is a standard size certificate with blue coloring. Across the top of the certificate is the word "FREMONT" in block print. Under the word Fremont is the registrant's logo, a profile of an eagle facing left inside of a blue triangle pointed down. To the left of the logo is the certificate number space indicating certificate number "FG ___". To the right of the logo is the space provided for the number of shares represented by the certificate. Below the number of share block are the words "Common Stock". Below the logo is the following in block print "Incorporated under the laws of the State of Delaware" and below that in bold block print is "FREMONT GOLD CORPORATION". The CUSIP number indicated on the certificate is "CUSIP 35728C 10 O". In the center of the certificate is space provided to indicate the certified owner of the certificate. Below this space is standard language regarding fully paid, non-assessable and specifying the par value of the shares as $.001. Below this language relating to the transferability of the shares on the books of the Company by the holder or a duly authorized Attorney upon surrender of the certificate properly endorsed and that the certificate is not valid unless countersigned by the transfer agent. The Certificate is executed by Edward M. Topham as Secretary and Michael J. Hopley as President and Chief Executive Officer. In the bottom center is the seal of Fremont Gold Corporation. The reverse side of the certificate contains standard endorsement and transfer language with a signature guaranty space provided.